Exhibit 99.1

ITG Releases July 2017 U.S. Trading Volume

NEW YORK, August 8, 2017 — ITG (NYSE: ITG), a leading independent broker and financial technology provider, today announced that July 2017 U.S. trading volume was 2.6 billion shares and average daily volume (ADV) was 129 million shares, compared to 3.6 billion shares and ADV of 166 million shares in June 2017 and 2.2 billion shares and ADV of 112 million shares in July 2016. There were 20 trading days in both July 2017 and July 2016 and 22 trading days in June 2017.

ITG U.S. Trading Activity

In addition to overall U.S. trading volumes, ITG also provides a monthly summary of average daily volume (double-counted) and average trade size for the POSIT® crossing network and POSIT Alert®.

	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume	Average POSIT Daily Volume	Average POSIT Trade Size	Average POSIT Alert Daily Volume	POSIT Alert Average Trade Size	POSIT Alert Avg. Trade Size Ex-Algos*

July 2017	20	2,589,735,549	129,486,777	54,359,680	261	13,654,090	18,714	35,461

YTD 2017	145	21,249,703,850	146,549,682	60,912,794	273	15,737,455	22,774	37,739

*Excluding shares crossed through POSIT Alert from ITG algorithms

ITG’s average revenue capture per share in July 2017 was slightly lower than the second quarter of 2017.

International Trading Activity

The average daily trading commissions in July 2017 in ITG’s Canadian, European and Asia Pacific businesses were down approximately 8% in U.S. dollar terms on a combined basis as compared to the second quarter of 2017. On a blended international basis there were approximately 21 trading days in July 2017.

These statistics are preliminary and may be revised in subsequent updates and public filings. Volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

About ITG

Investment Technology Group (NYSE: ITG) is a global financial technology company that helps leading brokers and asset managers improve returns for investors around the world. We empower traders to reduce the end-to-end cost of implementing investments via liquidity, execution, analytics and workflow technology solutions. ITG has offices in Asia Pacific, Europe and North America and offers execution services in more than 50 countries. Please visit www.itg.com for more information.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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